FINANCIAL FEDERAL CORPORATION ANNOUNCES $150 MILLION OF NEW
            FINANCINGS AND AFFIRMATION OF CREDIT RATINGS


NEW YORK, NY:  August 8, 2005 - Financial Federal Corporation (NYSE:
FIF) announced today its on-balance sheet asset securitization facility was increased $100 million to $425 million. The proceeds were used to repay bank borrowings. The Company also obtained a new $50 million committed unsecured bank revolving credit facility; $25 million with a one-year term and $25 million with a five-year term.

The Company also announced that Fitch Ratings ("Fitch") on August 5, 2005 affirmed its investment grade ratings of 'BBB+' on our senior term debt and 'F2' on our commercial paper and maintained its stable outlook. Fitch cited the Company's solid profitability, excellent asset quality, moderate leverage and improved funding diversification and liquidity. One year ago, Fitch raised the rating on the Company's senior term debt to 'BBB+' from `BBB'.

Steven F. Groth, CFO commented, "The additional $150 million of credit facilities combined with the second funding of $50 million from our May 2005 $250 million term note issuance increased our available liquidity to approximately $280 million. These funds will be used to finance receivables growth and repay debt. With our strategy of diversifying our funding sources, we successfully raised close to $500 million of new financings over the last six months including facilities from three new banks."


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Please read the Company's most recent reports filed on Forms 10-K and 10-Q with the Securities and Exchange Commission identifying these risks and uncertainties.


Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit the Company's website at www.financialfederal.com.


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CONTACT:  Steven F. Groth,
          Chief Financial Officer
          (212) 599-8000